Exhibit 99.2

ELECTION OF CONSIDERATION

(Instruction: In this Election of Consideration, the terms “I,” “me” and “my” refer to the record holder of shares of CNB Holdings, Inc. (whether or not a natural person) or, if more than one record holder, to each of them.)

I am the record holder of the total number of shares of common stock of CNB Holdings, Inc. (“CNB”) set forth below. Pursuant to the Agreement and Plan of Reorganization and Merger dated June 20, 2002 (the “Plan of Merger”), between CNB and MountainBank Financial Corporation (“MFC”), I hereby elect to receive consideration in the following form(s) for those shares upon completion of the merger of CNB into MFC:

(Instruction: Check the form of consideration you wish to receive for your shares of CNB common stock and the number of shares for which you wish to receive each form of consideration.)

Form of Consideration	Number of Shares of CNB common stock
☐ Cash (at $13.50 per share)

☐ MFC common stock (in an amount per share of CNB common stock calculated as described in the Proxy Statement/Prospectus dated [ ], 2002

Total number of shares of CNB common stock I own

Date: , 2002	(SEAL)
(Signature)
Date: , 2002	(SEAL)
(Signature if shares held jointly)

(Instruction: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)